UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 4, 2014

MSCI Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33812	13-4038723
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7 World Trade Center, 250 Greenwich St, 49th Floor, New York, NY 10007

(Address of principal executive offices) (Zip Code)

(212) 804-3900

(Registrant’s telephone number, including area code)

NOT APPLICABLE

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 4, 2014, the Board of Directors of MSCI Inc. (“MSCI” or the “Company”) appointed Richard J. Napolitano, the Company’s current Global Controller and Managing Director, to also serve as, and assume the duties of, its Principal Accounting Officer, effective February 10, 2014. Also effective February 10, 2014, Mr. Robert Qutub will relinquish his responsibilities as the Company’s Principal Accounting Officer and remain the Chief Financial Officer, Treasurer and Principal Financial Officer.

Mr. Napolitano, age 47, joined the Company in June 2011 and has served as MSCI’s Global Controller since that time. Mr. Napolitano has 25 years of in-depth experience in finance, accounting, reporting and auditing. Prior to joining MSCI, Mr. Napolitano worked at Morgan Stanley from 2005 to 2011, J.P. Morgan Chase from 1996 to 2005 and Ernst & Young from 1988 to 1996. At these firms, he held various positions including, among others, business unit chief financial officer and controller, external reporting and accounting policies head, and auditor. Mr. Napolitano earned his Bachelor of Science degree in Accounting and his Master in Business Administration degree in Finance from the Leonard N. Stern School of Business at New York University. Mr. Napolitano is also a member of the American Institute of Certified Public Accountants.

There were no new compensatory arrangements or modifications to existing compensatory arrangements nor were there any grants or awards made to Mr. Napolitano in connection with his appointment as the Company’s Principal Accounting Officer. He will continue to be eligible to participate in the Company’s benefit plans available to all U.S.-based employees, including the 2007 MSCI Inc. Amended and Restated Equity Incentive Compensation Plan.

The selection of Mr. Napolitano to serve as the Principal Accounting Officer was not pursuant to any arrangement or understanding with respect to any other person. In addition, there are no family relationships between Mr. Napolitano and any director or other executive officer of the Company and there are no related transactions between the Company and Mr. Napolitano reportable under Item 404(a) of Regulation S-K.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MSCI Inc.

By:	/s/ Robert Qutub
	Name:	Robert Qutub
	Title:	Chief Financial Officer

Date: February 10, 2014